                                VOTING AGREEMENT

                  THIS VOTING AGREEMENT (this "AGREEMENT") is dated as of February 22, 2001 and entered into by and between GOLF TRUST OF AMERICA, INC., a Maryland corporation (the "COMPANY"), and AEW TARGETED SECURITIES FUND, L.P. a Delaware limited partnership ("AEW" and, together with any transferees of the Subject Shares, the "SHAREHOLDER").

                  THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

                  A. The Shareholder is the legal and beneficial holder of 800,000 shares (such shares, including any shares of the Company's common stock received upon conversion of such shares, being the "SUBJECT SHARES") of 9.25% Series A Cumulative Convertible Preferred Stock (the "SERIES A PREFERRED SHARES") issued by the Company, which constitutes all of the issued and outstanding Series A Preferred Shares, the terms and provisions of which are set forth in the Articles Supplementary Classifying and Designating the Series A Preferred Shares (the "ARTICLES SUPPLEMENTARY").

                  B. The Company intends to seek the approval of its stockholders for the adoption of a plan of liquidation and dissolution substantially in the form attached hereto as EXHIBIT A. Such EXHIBIT A, together with any changes thereto approved by the Company and, if required pursuant to the terms of this Agreement, the holders of the Series A Preferred Shares, is referred to herein as the "PLAN OF LIQUIDATION." Following approval of the Plan of Liquidation and pursuant to the Plan of Liquidation, the Company intends to sell substantially all of its assets, pay or provide for the payment of its liabilities, wind up its operations, file articles of dissolution, and terminate its existence (such transactions being the "LIQUIDATION").

                  C. Section 12 of the Articles Supplementary requires the Company to obtain the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares for the purpose of effecting or validating certain types of amendments and transactions set forth therein.

                  D. In contemplation of adopting the Plan of Liquidation and consummating the Liquidation, the Company has requested the Shareholder to agree to consent to, approve, and to vote in favor of the Plan of Liquidation and the Liquidation prior to the solicitation by the Company of the holders of its sole class of common stock, par value one cent ($0.01) per share (the "COMMON SHARES"), for approval of the Plan of Liquidation.

                  E. In consideration of the Shareholder's agreements herein, the Company and the Shareholder have agreed that the Company will redeem the Series A Preferred Shares for the Liquidation Preference (as defined herein) prior to the consummation of the Liquidation.

                  F. The Shareholder desires that, subject to the effectiveness of this Voting Agreement, the Company adopt the Plan of Liquidation and conduct the Liquidation.

                                       1                       Voting Agreement

                  NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

SECTION 1.        AGREEMENT

      1.1 APPROVAL OF THE PLAN OF LIQUIDATION. The Shareholder, being the legal and beneficial holder of all of the issued and outstanding Series A Preferred Shares, does hereby approve and consent to the Plan of Liquidation and the Liquidation and waives any rights, including, without limitation, rights under Article Third, Section 12(f)(iii) of the Articles Supplementary, to dissent from the approval of the Plan of Liquidation and the Liquidation by the stockholders of the Company; PROVIDED that (a) the plan of liquidation presented to the holders of the Company's Common Shares for approval contains no changes from the form attached hereto as EXHIBIT A that, individually or in the aggregate, materially and adversely affect the holders of the Series A Preferred Shares or the Company's ability to redeem the Series A Preferred Shares pursuant to the terms of this Agreement, unless such changes were previously approved by the holders of a majority of the Series A Preferred Shares (such majority to include AEW if AEW holds at least 100,000 Series A Preferred Shares at the time of such approval), and (b) the Plan of Liquidation is approved by the requisite vote of holders of the issued and outstanding Common Shares of the Company on or before September 30, 2001 (such conditions (a) and (b) being the "APPROVAL CONDITIONS").

      1.2 VOTING OF SUBJECT SHARES. To the extent the Shareholder may be entitled to vote any of the Subject Shares at any special meeting of the stockholders of the Company called to vote upon the Plan of Liquidation, or at any annual meeting at which such matters are voted upon, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Plan of Liquidation or the Liquidation is sought, the Shareholder shall vote (or cause to be voted) such Subject Shares in favor of the Plan of Liquidation, the Liquidation and the transactions contemplated thereby; PROVIDED that the Approval Conditions are met.

      1.3 GRANT OF IRREVOCABLE PROXY; ATTORNEY-IN-FACT; APPOINTMENT OF PROXY

          1.3.1 Subject to termination of this Agreement in accordance with its terms, the Shareholder hereby irrevocably grants to, and appoints W. Bradley Blair, II and Scott D. Peters, in their capacity as officers of the Company, and any individual who shall hereafter succeed to their respective offices of the Company (the "Proxies"), and each of them individually, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shareholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of adoption of the Plan of Liquidation, the Liquidation, and the transactions contemplated thereby.

          1.3.2 The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the adoption by the Company of the Plan of Liquidation and the solicitation by the Company of the consent of the holders of its Common Shares thereto and to the Liquidation, and that such irrevocable proxy is given



                                       2                       Voting Agreement
      to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, and may under no circumstances be revoked, except as provided below in Section 1.3.3. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

          1.3.3 Anything in this Section 1.3 to the contrary notwithstanding, the proxy granted in this Section 1.3 shall be (a) revoked upon written notice by the Shareholder to the Company anytime following the filing of a definitive proxy statement of the Company with the Securities and Exchange Commission soliciting approval of the holders of the Company's Common Shares of a plan of liquidation that does not, in the reasonable belief of the Shareholder, satisfy the Approval Condition set forth in clause (a) of
      Section 1.1 hereof, provided that such notice is delivered to the Company within seven (7) business days of the date such definitive proxy statement is delivered to the Shareholder, or (b) automatically revoked, without further action by the Shareholder, on October 1, 2001, if the Approval Condition set forth in clause (b) of Section 1.1 hereof is not then satisfied, or (c) revoked upon delivery of the written notice mentioned in
      Section 4.5.3. Any such revocation of the proxy shall not affect any action taken by the Proxies prior to the revocation of the proxy.

      1.4 AGREEMENT TO REDEEM SUBJECT SHARES. Notwithstanding Section 5 of the Articles Supplementary, the Company and the Shareholder hereby agree that in the case of any Liquidation made pursuant to the Plan of Liquidation, the Company shall deliver a Mandatory Redemption Notice (as such term is defined in the Articles Supplementary) promptly after the Company determines, in good faith, that the Company and its consolidated subsidiaries (including Golf Trust of America, L.P., a Delaware limited partnership of which a wholly-owned subsidiary of the Company is the sole general partner (the "Operating Partnership")) have received sufficient net proceeds from sales or dispositions of their assets and/or operations to redeem all of the Series A Preferred Shares without violating any legal or contractual obligations of the Company. The date of the intended redemption set forth in such notice shall be not less than 30 nor more than 60 days after delivery of such Mandatory Redemption Notice, and the liquidation preference (the "LIQUIDATION PREFERENCE") payable to the holders of the Series A Preferred Shares in such redemption shall be (subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Shares) $25.00 per share plus dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders. For purposes of the Articles Supplementary, a Liquidation (as defined therein) that occurs pursuant to the Plan of Liquidation shall be deemed to occur on the redemption date set forth in such notice.

      1.5 NO INCONSISTENT ACTIONS. Subject to the right of the Shareholder to transfer the Subject Shares, each of the Company and the Shareholder shall not, and shall not permit their respective directors, officers, partners, employees or agents or any investment banker, attorney or other adviser or representative of the Company or the Shareholder, as applicable, to, directly or indirectly, cause any of their respective representations set forth in Section 2 hereof to become untrue.


                                       3                       Voting Agreement

SECTION 2.        REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to the Company as of the date of this Agreement as follows:

      2.1.1 POWER AND AUTHORITY. The Shareholder has all requisite partnership power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

      2.1.2 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement have been duly authorized by all necessary partnership action on the part of the Shareholder. This Agreement has been duly executed and delivered by the Shareholder.

      2.1.3 NO CONFLICT. The execution and delivery of this Agreement by the Shareholder does not (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the Shareholder, nor require any consent, notification, regulatory filing or approval which has not been obtained or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Subject Shares are bound or affected.

      2.1.4 BINDING OBLIGATION. This Agreement is the legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      2.1.5 THE SUBJECT SHARES. The Shareholder is the legal and beneficial owner of the Subject Shares, free and clear of any liens or encumbrances whatsoever, except (i) pursuant to the Credit Agreement by and between the Shareholder and Fleet Bank and (ii) those which impose no restrictions on the Shareholder's right to vote the Subject Shares. The Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except this Agreement. The Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are revocable, and that all such proxies are hereby revoked.


                                       4                       Voting Agreement

      2.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Shareholder as of the date of this Agreement as follows:

          2.2.1 POWER AND AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

          2.2.2 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement have been duly authorized by all necessary Corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company.

          2.2.3 NO CONFLICT. The execution and delivery of this Agreement by the Company does not (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the Company, nor require any consent, notification, regulatory filing or approval which has not been obtained or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected.

          2.2.4 BINDING OBLIGATION. This Agreement is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          2.2.5 SERIES A PREFERRED DIVIDENDS. As of the date of this agreement, the amount of accrued but unpaid dividends on the Series A Preferred Shares (excluding any dividends accrued during the current dividend period) is zero.

SECTION 3.        TRANSFER OF SUBJECT SHARES; ADDITIONAL SHARES.

                  The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Shareholder's successors, and that the Shareholder will not sell, transfer or assign, by operation of law or otherwise, the Subject Shares to any party unless such party agrees in writing to be bound by the provisions of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Series A Preferred Shares, or the acquisition of additional Series A Preferred Shares by the Shareholder, the obligations hereunder shall attach to any additional Series A Preferred Shares issued to or acquired by the Shareholder.


                                       5                       Voting Agreement

SECTION 4.        ADDITIONAL COVENANTS OF THE COMPANY; CERTAIN TERMINATION
PROVISIONS

                  The Company hereby covenants and agrees with the Shareholder as follows:

      4.1 ABANDONMENT OF PLAN REQUIRES STOCKHOLDER APPROVAL. Following approval of the Plan of Liquidation by the holders of the Company's Common Shares, the Company shall not abandon the Plan of Liquidation except upon the affirmative vote of the holders of at least two-thirds of the Common Shares.

      4.2 PAYMENT OF SHAREHOLDER'S LEGAL EXPENSES. The Company shall pay all of Shareholder's actual, reasonable legal expenses incurred in connection with review, implementation and enforcement of this Agreement and review of the Plan of Liquidation, upon presentation of an itemized invoice, PROVIDED that in no event shall such payment exceed Fifty Thousand Dollars ($50,000).

      4.3 COMPLIANCE WITH REGISTRATION RIGHTS AGREEMENT. Without limiting AEW's rights under that certain Registration Rights Agreement, by and between the Company and AEW, dated April 2, 1999, the Company shall at all times following the Effective Date of the Plan of Liquidation comply with its obligations under such agreement; PROVIDED that Company shall be entitled to deliver up to three
(3) Development Suspension Notices (as defined therein) in each 12 month period under such agreement (inclusive of the number of Development Suspension Notices that the Company would otherwise be entitled to deliver thereunder); and PROVIDED FURTHER, that prior to the termination of this Agreement, the Shareholder shall not request that the Company register the Series A Preferred Shares under the Securities Exchange Act of 1934, as amended or list them on any exchange or national market.

      4.4 SHAREHOLDER CONSENT NEEDED FOR CERTAIN CHANGES TO PLAN. Following the approval of the Plan of Liquidation by the holders of the Company's Common Shares and the holders of the Series A Preferred Shares (pursuant to Section 1) the Company shall not amend the Plan of Liquidation in any way that, individually or in the aggregate, materially and adversely affects the holders of the Series A Preferred Shares or the Company's ability to redeem the Series A Preferred Shares pursuant to the terms of this Agreement, without the consent of the holders of a majority of the Series A Preferred Shares (which majority shall include AEW if AEW holds at least 100,000 Series A Preferred Shares at the time of approval).

      4.5 PRESENTATION OF CERTAIN DOCUMENTS TO SHAREHOLDER; LIMITED RIGHT OF TERMINATION.

          4.5.1 LEGENDS AGREEMENT. The Shareholder acknowledges that it has received and reviewed a copy of the proposed Legends Agreement (as mentioned in Section 4 of the Plan of Liquidation) and the Company and Operating Partnership agree to provide the Shareholder a copy of the definitive Legends Agreement. In the event the definitive Legends Agreement differs materially and adversely from the draft of the Legends Agreement most recently provided to the Shareholder prior to the execution of this Voting Agreement, the Shareholder shall have the right, within seven (7) business days of


                                       6                       Voting Agreement
      the delivery of such definitive Legends Agreement to the Shareholder, upon written notice to the Company, to terminate this Agreement (including the proxy granted pursuant to Section 1.3 hereof).

          4.5.2 SUBSEQUENT LETTERS OF INTENT AND DEFINITIVE AGREEMENTS. From time to time after date of this Agreement, the Company shall present to Shareholder, for its information only, copies of any letters of intent and definitive agreements that relate to a disposition any of the assets listed on EXHIBIT B hereto. Such delivery shall occur promptly after the execution of such document by the Company or the Operating Partnership, on the one hand, and the prospective purchaser on the other hand.

          4.5.3 RIGHT TO TERMINATE BASED UPON INSUFFICIENT PROJECTED PROCEEDS. In the event that, at the time the definitive proxy statement soliciting the consent of the holders of the Company's Common Shares to the Plan of Liquidation is filed with the Securities and Exchange Commission, the sum of:

                (a) the aggregate consideration (including, without limitation, cash, repayment or assumption of indebtedness and redemption of OP Units) payable to the Company and/or the Operating Partnership pursuant to the signed definitive agreements delivered (or deliverable) with respect to the assets listed on EXHIBIT B hereto pursuant to Section 4.5.2, PLUS

                (b) for each of the assets listed in EXHIBIT B for which no signed definitive agreements were delivered (or deliverable) pursuant to Section 4.5.2, the estimated sales prices used by the Company for purposes of estimating the lower end of the range of estimated liquidation proceeds in the definitive proxy, is less than One Hundred Eighty Million Dollars ($180,000,000), the Shareholder shall have the right, upon written notice to the Company delivered within seven (7) business days of the date that such definitive proxy statement has been delivered to the Shareholder, to terminate this Agreement (including the proxy granted pursuant to Section 1.3 hereof). Upon request from the Shareholder, the Company will deliver evidence supporting in reasonable detail the calculation of the amount described in clause (b) of this Section 4.5.3. The value of distributions in kind in redemption of OP Units shall be reasonably determined by the Company, but shall not exceed $15.00 per OP Unit.

          4.5.4 MISCELLANEOUS. The rights set forth in this Section 4.5 shall be personal to AEW, shall not transfer to its successors in interest, if any, and shall terminate at such time as AEW holds fewer than 100,000 Series A Preferred Shares. The Company shall alert AEW prior to delivering any material, non-public information to AEW and AEW shall have the opportunity not to accept any such information. AEW agrees that any information delivered pursuant to this Section 4.5 shall be subject to the Confidentiality Agreement by and between AEW and the Company dated December 19, 2000.


                                       7                       Voting Agreement

      4.6 RESTRICTIONS ON PAYING DISTRIBUTIONS AND OP UNIT REDEMPTIONS. Without the consent of the holders of a majority of the outstanding Series A Preferred Shares, the Company and the Operating Partnership shall not make any dividend or distribution to any of their stockholders or holders of Operating Partnership Units ("OP Units"), respectively, other than (a) inter-company payments between the Company, the Operating Partnership and their consolidated subsidiaries; (b) payment of the Liquidation Preference by the Company to holders of the Series A Preferred Shares; (c) payment of full stated dividends on the Series A Preferred Shares; (d) payment of full stated distributions on the Series A, B and C Preferred OP Units of the Operating Partnership; (e) payment of a $0.25 dividend per Common Share and a $0.25 distribution per common OP Unit per quarter for each of the first and second fiscal quarters of 2001; (f) redemptions or purchases of OP Units in connection with asset dispositions, PROVIDED that such redemptions do not total more than $60 million dollars in the aggregate (for this purpose, the value of distributions in kind in redemption of OP Units shall be reasonably determined by the Company, but shall not exceed $15.00 per OP
Unit); (g) dividends and distributions necessary to maintain the Company's status as a real estate investment trust ("REIT") under the Internal Revenue Code of 1996, as amended (the "Code"); and (h) additional dividends and distributions in amounts no greater than that required to allow the Company and the Operating Partnership to satisfy the distribution requirements set forth in
Section 857(a) of the Code, and avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

              4.7 DEADLINE FOR FINAL DISTRIBUTION. If the Plan of Liquidation is approved by the holders of the Company's Common Shares in accordance with its terms and not subsequently abandoned in accordance with Section 4.1 of this Agreement, the Company shall complete the Final Distribution (as defined in the Plan of Liquidation) no later than two years after the effective date of the Plan of Liquidation (as "effective date" is defined therein).

      4.8 ADDITIONAL SERIES A PREFERRED SHARES. The Company shall not, without the consent of the holders of two-thirds of the outstanding Series A Preferred Shares, authorize or issue any additional Series A Preferred Shares.

SECTION 5.        REDEMPTION RIGHT UPON CERTAIN EVENTS

      5.1 NOTICE. The Company agrees to promptly notify in writing each holder of Series A Preferred Shares upon (a) the disposition of assets of the Company or Operating Partnership identified on EXHIBIT C hereto, whether or not pursuant to a plan of liquidation, resulting in gross proceeds to the Company and the Operating Partnership of $300 million in the aggregate MINUS the aggregate principal amount of debt excluded by clause (ii)(2) of Section 5.2.1 (for this purpose, the value of a distribution in kind in redemption of OP Units shall be reasonably determined by the Company, but shall not exceed $15.00 per OP Unit),
(b) the commencement of any material lawsuit against the Company, (c) the entry of a judgment in an amount not less than (and/or for consideration with a fair market value in an amount not less than) $30,000,000 against the Company or the Operating Partnership, (d) if the Company and/or the Operating Partnership have repaid at least $100,000,000 principal amount of obligations owed under the Amended and Restated Credit Agreement dated as of March 31, 1999, the entry of a judgment in an amount not less than (and/or for consideration with a fair market value in an amount not less


                                       8                       Voting Agreement

than) $15,000,000 against the Company or the Operating Partnership, (e) if the Company and/or the Operating Partnership have repaid 100% of the principal amount of obligations owed under the Amended and Restated Credit Agreement dated as of March 31, 1999, the entry of a judgment in an amount not less than (and/or for consideration with a fair market value in an amount not less than) $10,000,000 against the Company or the Operating Partnership or (f) the acceleration of the obligations of the Operating Partnership under its Amended and Restated Credit Agreement dated as of March 31, 1999, with the lenders named therein and Bank of America, N.A., as agent, and any refinancing or replacement thereof.

      5.2 REDEMPTION AND TERMINATION.

          5.2.1 REDEMPTION RIGHT. If the Plan of Liquidation shall be approved by the holders of the Company's Common Shares and the holders of the Series A Preferred Shares, the holders of a majority of the Series A Preferred Shares shall have the right to require the Company to redeem all, but not less than all, of the outstanding Series A Preferred Shares for the Liquidation Preference upon the occurrence of any of the events set forth below in this Section 5.2.1. Such right must be elected by the holders of a majority of the outstanding Series A Preferred Shares with notice to the Company in writing, and such redemption must occur no more than 60 days after the date of such written notice.

                (i) The Company either (x) breaches Section 4.1, 4.4, 4.6, 4.7 or 4.8 of this Agreement, or (y) materially breaches any other provision of this Agreement and, (with respect to this clause (y)) such breach is not cured by the Company within 15 days of written notice from Shareholder to the Company of such breach or waived by the holders of a majority of the Series A Preferred Shares (such majority to include AEW if AEW holds at least 100,000 Series A Preferred Shares at the time of such waiver);

                (ii) the event identified in Section 5.1(a) has occurred and the Company and Operating Partnership have not, within 30 days, permanently repaid all debt for borrowed money of the Company and Operating Partnership (other than (1) routine trade creditor debt not yet due and (2) the debt listed on EXHIBIT D hereto, if and to the extent that the repayment of such debt listed on EXHIBIT D hereto would be contractually prohibited or would result in the incurrence of tax indemnification obligations);

                (iii) an event described in Section 5.1(c) or (d) or (e) has occurred;

                (iv) the event described in Section 5.1(f) has occurred; or

                (v) both (1) the event described in Section 5.1(f) occurred prior to the date on which the holders of the Company's Common Shares and the holders of the Series A Preferred Shares approved the Plan of Liquidation and (2) such event is still outstanding on the date of such approval.


                                       9                       Voting Agreement

          5.2.2 REMEDIES UPON FAILURE TO REDEEM. The Company shall be obligated to honor a demand for redemption under Section 5.2.1 only to the extent it has legally available funds therefor. In the event that the Company the does not honor such redemption (whether or not it has funds legally available therefor):

                (i) the Series A Preferred Shares shall remain outstanding, the Company shall have a continuing obligation to make the redemption payment;

                (ii) the holders of the Series A Preferred Shares shall have the right to elect two directors to the Board of Directors of the Company (and the Company shall use commercially reasonable efforts to take such steps as are necessary under Maryland law and its charter and bylaws to enlarge its board and appoint such directors), PROVIDED, HOWEVER, that this right shall lapse and such directors shall resign upon the complete redemption of the Series A Preferred Shares; and PROVIDED, FURTHER, that in the event that the holders of the Series A Preferred Shares also have the right to elect two directors pursuant to Section 12(b) of the Articles Supplementary, such election rights shall not be cumulative and the directors elected pursuant to this Agreement and such Section 12(b) shall be deemed to be the same two individuals, with one vote each; and

                (iii) unless the right to require the Company to redeem the Series A Preferred Shares arose under Section 5.2.1(iv) hereof, the Series A Preferred Shares' and the Series A Preferred OP Units' stated dividend rate shall increase from 9.25% to 12.50% from and after the date of such payment default, such that they accrue dividends at a rate of $3.125 per annum (equivalent to $0.78125 per quarter) per share. If the holders of the Series A Preferred Shares have required the Company to redeem the Series A Preferred Shares pursuant to
          Section 5.2.1(iv) hereof, and an event thereafter occurs that would entitle the holders of the Series A Preferred Shares to redeem them pursuant to any other clause of Section 5.2.1 (including, without limitation, a judgment rendered in connection with the obligations owed under the Company's Amended and Restated Credit Agreement dated as of March 31, 1999), from and after the occurrence of such event, the Series A Preferred Shares' and the Series A Preferred OP Units' stated dividend rate shall increase from 9.25% to 12.50% from and after the date of such payment default, such that they accrue dividends at a rate of $3.125 per annum (equivalent to $0.78125 per quarter) per share.

          5.2.3 TERMINATION RIGHT. If, prior to the approval of the Plan of Liquidation by the holders of the Company's Common Shares and the holders of the Series A Preferred Shares, any of the events set forth in Section
      5.2.1 (other than that set forth in clause (iv) thereof) occurs, the holders of a majority of the Series A Preferred Shares shall have the right to terminate this Agreement. Such right must be elected by the holders of a majority of the outstanding Series A Preferred Shares with notice to the Company in writing.


                                       10                      Voting Agreement

SECTION 6.        MISCELLANEOUS.

      6.1 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by the Company and the holders of at least two-thirds of the Series A Preferred Shares.

      6.2 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Shareholder, on the one hand, without the prior written consent of the Company, nor by the Company, on the other hand, without the prior written consent of the Shareholder, except that
(i) subject to Section 3 hereof, the Shareholder may assign its rights, interests and obligations hereunder in connection with the transfer of the Subject Shares and (ii) subject to the consent of the Shareholder, the Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Company may enforce this agreement against subsequent transferees of the Subject Shares.

      6.3 FURTHER ASSURANCES. Each party shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other party may request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

      6.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the addresses for each party set forth below its name on the signature pages hereof, or to such other address as such party shall have notified the other party hereof.

      6.5 HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      6.6 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      6.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      6.8 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple


                                       11                      Voting Agreement
separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart of this Agreement by the Company and the Shareholder

      6.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      6.10 TERMINATION. This Agreement shall terminate and neither party shall have any continuing obligations to the other party hereunder upon the earliest to occur of (a) written notice from the Company to the Shareholder that the Company's board of directors has resolved not to present the Plan of Liquidation to the holders of the Company's Common Shares for approval; (b) October 1, 2001, if the Company has not obtained approval by the holders of the Company's Common Shares of the Plan of Liquidation before such date; (c) payment by the Company in full of the Liquidation Preference to the holders of the Series A Preferred Shares and the cancellation of such shares; (d) revocation of the proxy pursuant to Section 1.3.3 hereof; (e) termination by the Shareholder pursuant to Section
4.5 hereof; (f) termination by the holders of the Series A Preferred Shares pursuant to Section 5.2.3 hereof.

                            [Signature page follows.]


                                       12                      Voting Agreement

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.



COMPANY:                GOLF TRUST OF AMERICA, INC.

                        By: /s/ W. BRADLEY BLAIR II
                           --------------------------
                            W. Bradley Blair, II
                            President

                        Notice Address: 14 North Adger's Wharf
                                        Charleston, SC  29401
                                        Attn:  President



SHAREHOLDER:            AEW TARGETED SECURITIES FUND, L.P.

                        By:  AEW TSF, L.L.C.
                        Its: General Partner

                        By:  AEW TSF, INC.
                        Its: Managing Member

                        By:  /s/ MICHAEL J. BUCKLEY
                           --------------------------
                             Michael J. Buckley
                             Vice-President

                        Notice Address: AEW Capital Management, Inc.
                                        World Trade Center
                                        Two Seaport Lane
                                        Boston, MA  02210-2021


                                      S-1                      Voting Agreement

                                    EXHIBIT A

                           GOLF TRUST OF AMERICA, INC.
                       PLAN OF LIQUIDATION AND DISSOLUTION

                             [DISCUSSION DRAFT ONLY]

      1. APPROVAL AND EFFECTIVENESS OF PLAN. This Plan of Liquidation and Dissolution (this "Plan") of Golf Trust of America, Inc., a Maryland corporation (the "Corporation"), has been approved by the Corporation's Board of Directors as being advisable and in the best interests of the Corporation and its stockholders. The Board of Directors has directed that the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the Plan by the common stockholders of the Corporation in the manner and by the vote required by law and by the charter of the Corporation and approval of the plan by the preferred stockholders of the Corporation in the manner and by the vote required by law and by Section 12(f) of the Articles Supplementary Classifying and Designating 800,000 shares of Preferred Stock as 9.25% Series A Cumulative Convertible Preferred Stock of the Corporation (the "Articles Supplementary"). The date of the stockholders' approval is hereinafter referred to as the "Effective Date."

      2. VOLUNTARY LIQUIDATION AND DISSOLUTION. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with
Section 331 of the Internal Revenue Code of 1986, as amended and in accordance with Maryland General Corporation Law ("MGCL"). Pursuant to the Plan, the Board of Directors shall cause the Corporation to sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions, without further approval of the stockholders.

      3. CHARTER AMENDMENT. The Corporation's Articles of Amendment and Restatement, as amended, are hereby amended by redesignating Section 2(h) of
Article V as subsection 2(h)(i) and inserting the following new subsection 2(h)(ii) immediately thereafter:

          "(ii) PLAN OF LIQUIDATION. Nothing in this Article V, or in Article IX hereof, or elsewhere in this Charter shall prevent the Corporation or its board from taking any action pursuant to or in accordance with a plan of liquidation (I.E., any plan providing for the disposition of substantially all of the Corporation's assets and/or its dissolution) approved by the requisite vote of stockholders entitled to vote thereon; PROVIDED, HOWEVER that the voting requirement set forth in Article Third, Section 12(f), Clause (iii) of the Series A Preferred Stock Articles Supplementary shall continue to apply unless specifically waived by the holders of the outstanding shares of Series A Cumulative Convertible Preferred Stock in the case of any particular plan of liquidation."

      4. AUTHORIZATION OF EXISTING SALE AGREEMENTS. The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP, Inc., a Maryland corporation ("GTA GP"), which is the general partner of Golf Trust of America, L.P., a Delaware limited partnership (the "Operating Partnership"), as appropriate, is authorized to enter into and perform its obligations under, and cause GTA GP as general partner to cause the Operating Partnership to enter into and perform its obligations under, the following contracts (the "Agreements") relating to the disposition of assets: (i) the Purchase and Sale Agreement between the Operating Partnership and Legends, and (ii) the [LIST ANY OTHER AGREEMENTS THAT ARE PART OF THE PLAN AT THE TIME OF THE PROXY].

      5. SALES OF OTHER ASSETS.

          (a) The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP and GTA LP, Inc., a Maryland corporation ("GTA LP"), as appropriate, is authorized to sell or to cause the Operating Partnership and the subsidiaries of the Corporation and the Operating Partnership to sell any and all of their assets remaining after the consummation of the transactions contemplated by the Agreements for cash or such other assets as may be conveniently distributed to the stockholders, upon such terms as the Board of Directors of the Corporation may deem advisable; and


                                       A-1                     Voting Agreement

          (b) The Corporation and the Operating Partnership and their respective subsidiaries shall follow the following procedures (if applicable by their terms) in connection with each transfer of assets:

              (i) The authorization of, or the obligations of the transferring party to transfer assets pursuant to, any sale agreement that the Board of Directors expects will result in net proceeds of $50,000,000 or more shall be conditioned on receipt by the Board of Directors, or the Corporation, or the board of directors or GTA GP, or GTA GP or the Operating Partnership (each an "Eligible Addressee") of either (A) an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or (B) an appraisal of such asset showing that proposed sale price is within (or above) the appraiser's range of estimated values for the asset, or (C) other evidence satisfactory to the Board of Directors that the proposed sale is in the best interest of the Corporation and its stockholders.

              (ii)The authorization of, or the obligations of the transferring party to transfer assets pursuant to, any sale agreement that provides for gross proceeds that fall below the low end of the range of gross proceeds that the Corporation's management estimated would be received for such assets (as set forth in the materials provided to the Board of Directors at the time the Board approved the version of this Plan submitted to stockholders), shall be conditioned on receipt by an Eligible Addressee of either (A) an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or
          (B) an appraisal of such asset showing that proposed sale price is within (or above) the appraiser's range of estimated values for the asset, or (C) other evidence satisfactory to the Board of Directors that the proposed sale is in the best interest of the Corporation and its stockholders.

      6. PAYMENT OF CREDITORS; DISTRIBUTIONS TO STOCKHOLDERS. Subject to Section 10 hereof, the Board of Directors and such officers of the Corporation as the Board of Directors may authorize and direct are authorized and directed to proceed promptly to (i) wind up the affairs of the Corporation (including without limitation the affairs of its subsidiaries, the Operating Partnership and its subsidiaries); (ii) collect its assets; (iii) convey and dispose of such of its assets as are not to be distributed in kind to its stockholders; (iv) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation and the Operating Partnership and their subsidiaries; (v) pay all expenses incidental to this Plan, including all counsel fees, accountants' fees, and such other fees and taxes as are necessary to effectuate this Plan; (vi) cause the Operating Partnership to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the Operating Partnership, in one or more distributions in cancellation or redemption of their partnership interests, in accordance with the terms and provisions of the agreement of limited partnership for the Operating Partnership, as amended; and (vii) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the charter of the Corporation, as amended. Upon the sale or other disposition of the assets of the Corporation, and the payment or provision for all of the liabilities and obligations of the Corporation, the corporation will be deemed to have liquidated, and the Corporation will redeem all of the outstanding shares of Preferred Stock that are or are then outstanding, subject to and in accordance with the charter of the Corporation and applicable law.

      7. RESERVE FUND. The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP, as appropriate, is authorized, but not required, to establish or to cause the Operating Partnership to establish, one or more reserve funds in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated unascertained or contingent liabilities and expenses, and/or to provide for payment of the liquidation preference to holders of preferred interests in the Corporation and the Operating Partnership (provided that creation of such fund shall not relieve the Corporation or the Operating Partnership, as applicable, of any obligation to make payment to such preferred securityholders, until such payment is actually made to such securityholders), in each case if the Board of Directors of the Corporation deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Corporation's accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow


                                       A-2                     Voting Agreement
with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or the Liquidating Trust referred to below, or such other successor in interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller's office. The Corporation may also create a reserve fund by any other reasonable means.

      8. INSURANCE POLICIES. The Corporation is authorized, but not required, to procure for itself and/or to cause GTA GP, as general partner to procure for the Operating Partnership, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Board of Directors within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Directors of the Corporation deems such insurance policies desirable.

      9. ARTICLES OF DISSOLUTION. The Board of Directors and officers of the Corporation are authorized and directed, when appropriate, to file articles of dissolution with the Department of Assessments and Taxation of the State of Maryland (the "Department") pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. Prior to filing articles of dissolution, the Corporation shall give notice to its known creditors as required by Section 3-404 of MGCL and satisfy all other prerequisites to such filing under Maryland law. Upon the Department's acceptance of the articles of dissolution for record, (i) as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved; however (ii) as provided by Section 3-408(b) of the MGCL, the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (iii) the directors of the Corporation shall, by operation of Section 3-410 of the MGCL, become trustees of the assets of the Corporation for purposes of liquidation (and from and after such date, the terms "directors" or "Board of Directors" as used in this Plan shall refer to such trustees and the board of such trustees, respectively).

      10. EFFECT AND TIMING OF DISTRIBUTIONS. The Corporation shall redeem the Preferred Stock in accordance with the Voting Agreement by and between the Corporation and the initial holder of the Preferred Stock (which Voting Agreement was filed with the Company's Current Report on Form 8-K, dated ____), as the same may be amended from time to time in accordance with its terms. Upon payment to holders of Preferred Stock of the amounts to which such holders are entitled upon a liquidation and dissolution of the Corporation, or the earlier redemption of the Preferred Stock, all in accordance with and subject to the provisions of the Charter of the Corporation and such Voting Agreement, the issued and outstanding shares of Preferred Stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. Upon the complete distribution of all assets of the Corporation remaining after the Corporation makes required payments to holders of the outstanding shares of Preferred Stock, or redeems the outstanding shares of Preferred Stock, to the holders of outstanding shares of Common Stock of the Corporation (the "Final Distribution"), all such shares of Common Stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur, to make all required payments to the holders of outstanding shares of Preferred Stock or redeem the outstanding shares of Preferred Stock, and to make the Final Distribution to holders of outstanding shares of Common Stock no later than the second anniversary of the Effective Date.

      11. CORPORATE GOVERNANCE FOLLOWING DISSOLUTION, PENDING THE FINAL DISTRIBUTION. After the filing of the articles of dissolution, the Board of Directors may cause the Corporation to cease to hold annual meetings or to hold annual elections for directors, to the extent that such cessation is permissible by applicable law. In the event that the Corporation ceases to hold annual meetings or to hold annual elections for directors, from and after such cessation to the date of the Final Distribution, (i) upon the resignation of any director, the vacancy shall be filled by the vote of the remaining directors;
(ii) holders of the requisite number of shares may call a special meeting of stockholders, as provided in the Corporation's bylaws; (iii) at any special meeting, holders of at least two-third (2/3) of the shares of Common Stock may remove any director, with or without cause, and thereafter the vacancy shall be filled by the vote of a plurality of the shares of Common Stock; and (iv) in all other respects, the Corporation shall continue to be governed by its charter and bylaws, except as otherwise provided in this Plan or required by applicable law.


                                       A-3                     Voting Agreement

      12. FINAL DISTRIBUTION AS DISTRIBUTION IN KIND OF LIQUIDATING TRUST BENEFICIAL INTERESTS. In the event that (i) the Board of Directors deems it necessary or advisable in order to preserve the Corporation's status as a REIT or otherwise avoid the payment of income tax, or (ii) the Board of Directors deems it necessary or advisable in order to enable the Corporation to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the "Commission") or (iii) the Board of Directors determines it is otherwise advantageous or appropriate to do so, the Board of Directors may cause the Corporation make the Final Distribution as a distribution in kind of beneficial interests in a trust (the "Liquidating Trust"), at such time as it deems appropriate in its sole discretion (provided only that the Preferred Stock and any remaining outstanding preferred OP Units have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:

          (a) The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may cause GTA GP, as general partner, to cause the Operating Partnership to transfer and assign, to the Liquidating Trust all of the assets of the Corporation, the Operating Partnership and their subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation, the Operating Partnership and their subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

          (b) Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock and units of partnership interest in the Operating Partnership ("OP Units"), all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of beneficial interest shall constitute the Final Distribution of all of the assets of the Corporation to its stockholders under paragraph 10 of this Plan.

          (c) The declaration of trust or other instrument governing the Liquidating Trust (the "Declaration of Trust") shall provide among other things that, immediately following such transfer, assignment and distribution, each shares of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of Common Stock and each OP Unit, had upon the combined assets of the Corporation and the Operating Partnership, immediately prior to the transfer, assignment and distribution.

          (d) The initial trustees of the Liquidating Trust shall be designated by the Board of Directors of the Corporation.

          (e) The Declaration of Trust shall also provide that the Liquidating Trust's activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation and the Operating Partnership, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.

          (f) The Declaration of Trust shall also provide that the Liquidating Trust, as successor to the Corporation, shall not revoke the Liquidating Trust's REIT election nor shall its trustees take any action to terminate its status as a REIT, except upon the affirmative vote of holders of two-thirds (2/3) of the common beneficial interests in the Liquidating Trust.

          (g) The Declaration of Trust shall also provide (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of beneficial interest;
      (ii) that holders of a majority of the common shares of beneficial interest may vote to remove one or more



                                       A-4                     Voting Agreement
      trustees of the Liquidating Trust and elect successor trustees; (iii) that holders of a majority of the common shares of beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of common shares of beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of final distribution.

          (h) In the discretion of the Board of Directors, the Declaration of Trust may also provide (i) that shares of beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Corporation's assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests, (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Corporation's Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.

          (i) The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this paragraph 12) as the Board of Directors may approve.

          (j) Approval of this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board of Directors and the appointment of trustees selected by the Board of Directors.

      13. DELISTING FROM AMEX; TERMINATING EXCHANGE ACT REGISTRATION. Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board of Directors considers appropriate, the Board of Directors and officers of the Corporation are authorized to cause the Corporation's common stock to be delisted from the American Stock Exchange and to cause the Corporation to file a Form 15 (or take other appropriate action ) to terminate the registration of its Common Stock and Preferred Stock under the Securities Exchange Act of 1934, as amended.

      14. INTERPRETATION; GENERAL AUTHORITY. The Board of Directors of the Corporation, the trustees of the Liquidating Trust and such officers of the Corporation as the Board of Directors or such trustees may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors or such trustees may deem appropriate and (iv) the execution, delivery and filing with the Department of Assessments and Taxation of Maryland of articles of transfer pursuant to Section 3-107 of the MGCL. The death, resignation or other disability of any director or officer of the Corporation or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.

      15. GOVERNING LAW. The validity, interpretation, and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.


                                       A-5                     Voting Agreement

      16. ABANDONMENT OF PLAN OF LIQUIDATION; AMENDMENT. Prior to approval of this Plan by stockholders, the directors of the Corporation may withdraw and abandon this Plan for any reason. Following approval of this Plan by stockholders, it may not be abandoned by the Corporation except in accordance with applicable law. Notwithstanding approval of the Plan by the stockholders of the Corporation, the directors of the Corporation or the trustees of the Liquidating Trust may modify or amend this Plan without further action by or approval of the stockholders of the Corporation to the extent permitted under then-current law.


                                      A-6                     Voting Agreement

                                    EXHIBIT B

          SCHEDULE OF PROJECTED SALE PRICES AND LOW-END ESTIMATED SALE
               PRICES FOR CERTAIN MATERIAL ASSETS AND PORTFOLIOS



---------------------------------------- -------------------------------------- --------------------------------------
              ASSET NAME                         PROJECTED SALE PRICE               LOW-END ESTIMATED SALE PRICE
======================================== ====================================== ======================================


Pete Dye Golf Club                                   $**                                    $**
---------------------------------------- -------------------------------------- --------------------------------------
Eagle Ridge                                          **                                     **
---------------------------------------- -------------------------------------- --------------------------------------
Loan Agreement secured by
Participating Mortgage on the                        **                                     **
Innisbrook Resort
---------------------------------------- -------------------------------------- --------------------------------------
Emerald Dunes Portfolio*                             **                                     **
---------------------------------------- -------------------------------------- --------------------------------------
Sandpiper                                            **                                     **
---------------------------------------- -------------------------------------- --------------------------------------
Northgate                                            **                                     **
======================================== ====================================== ======================================
         TOTALS                                      $205,500,000                          $**
---------------------------------------- -------------------------------------- --------------------------------------


*consisting of Emerald Dunes, Cypress Creek, Polo Trace and Lost Oaks

** The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.


                                      B-1                     Voting Agreement

                                    EXHIBIT C

                           SCHEDULE OF CERTAIN ASSETS


                        ASSET                  ACQUISITION DATE
                        -----                  ----------------


                     Black Bear                   11/25/1997
                     Bonaventure                  01/01/1998
                     Brentwood                    12/14/1998
                     Club of the Country          10/17/1997
                     Cooks Creek                  10/13/1998
                     Cypress Creek                09/18/1998
                     Eagle Ridge                  05/22/1998
                     Eagle Watch                  09/26/1997
                     Emerald Dunes                02/01/1998
                     Heritage                     02/12/1997
                     Innisbrook                   06/20/1997
                     Legends                      02/12/1997
                     Lost Oaks                    10/03/1997
                     Metamora                     05/11/1999
                     Mystic Creek                 01/16/1998
                     Northgate                    02/12/1997
                     Ohio Prestwick
                     Olde Atlanta                 02/11/1997
                     Osage National               08/28/1998
                     Oyster Bay                   02/12/1997
                     PalmDesert                   12/22/1998
                     Persimmon Ridge
                     Pete Dye                     07/28/1999
                     Polo Trace                   07/10/1998
                     Raintree
                     Royal New Kent               02/12/1997
                     Sandpiper                    03/06/1998
                     Silverthorn                  06/22/1998
                     Stonehenge                   12/19/1997
                     Stonehouse                   02/12/1997
                     Sweetwater                   09/15/1998
                     Tiburon                      08/18/1997
                     Tierra del Sol               05/29/1998
                     Wekiva                       09/15/1998
                     Woodlands                    02/12/1997


                                      C-1                     Voting Agreement

                                    EXHIBIT D

                               SCHEDULE OF CERTAIN
                       LEASE OBLIGATIONS AND INDEBTEDNESS


LEASE OBLIGATIONS

The Company's obligations as lessee under the leases relating to the Mystic Creek and Oyster Bay golf courses.


MORTGAGE AND OTHER INDEBTEDNESS

$12 million of debt secured by a mortgage on the Emerald Dunes golf course
$4.3 million of debt guaranteed by the contributor of the Northgate golf course $10 million of debt owing to City National Bank in connection with the Pete Dye golf club



                                      D-1                     Voting Agreement